Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 filed on the date herewith of Blue Water Acquisition Corp. IV of our report dated December 5, 2025, relating to the financial statements of Blue Water Acquisition Corp. IV as of August 1, 2025 and for the period from August 1, 2025 (inception) through August 1, 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

December 5, 2025